Stan J.H. Lee, CPA 2160 North Central Rd Suite 203 t Fort Lee t NJ 07024 P.O. Box 436402t San Diegot CA 92143-9402 619-623-7799 t Fax 619-564-3408 t stan2u@gmail.com

To Whom It May Concerns:

The firm of Stan J.H. Lee, Certified Public Accountants,  consents to the inclusion of our report of April 12,  2011, on the audited financial statements of   ABC Acquisition Corp 1502.  as of December  31, 2010 and for the period from April 12, 2010 ( inception) to December 31, 2010 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA

______________________

Stan J.H. Lee, CPA

April 12, 2011

Fort Lee, NJ 07024

 Registered with the Public Company Accounting Oversight Board

Registered with Canadian Public Accountability Board

Member of New Jersey Society of Certified Public Accountants